Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on March 25, 2024, by and between Paul Keel (“Executive”), and Envista Holdings Corporation, a Delaware corporation (the “Company”), and shall be effective as of the Effective Date (as defined below).
W I T N E S S E T H:
WHEREAS, the Company desires to employ Executive in accordance with the terms of this Agreement; and
WHEREAS, Executive desires to be employed by the Company in accordance with the terms of this Agreement.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.Term of Employment. Executive’s employment with the Company under this Agreement (the “Term”) shall commence no later than the date that is six (6) months and two
(2) weeks following the date that this Agreement is fully executed by the parties hereto, and shall continue until Executive’s employment with the Company is terminated for any reason or no reason pursuant to the terms of Section 4 hereof. The date on which Executive’s employment with the Company commences shall hereinafter be referred to as the “Effective Date.” The date on which Executive’s employment with the Company is terminated pursuant to Section 4 hereof shall hereinafter be referred to as the “Termination Date.” Executive’s employment with the Company shall be at-will, and nothing in this Agreement shall be construed to guarantee Executive’s continued employment with the Company for any specified period of time. Notwithstanding the foregoing or anything to the contrary set forth herein, in the event that Executive does not commence employment with the Company by the date that is six (6) months and two (2) weeks following the date that this Agreement is fully executed by the parties hereto, this Agreement shall automatically be terminated and shall be of no further force and effect, and the Company and Executive shall have no further obligations to each other, including, without limitation, the Company’s payment obligations under Section 4 hereof and Executive’s obligations pursuant to the Restrictive Covenant Agreement (as defined below), except as may otherwise be expressly set forth in any written agreement which Executive enters into with the Company following the date hereof.
2.Duties and Responsibilities. Executive shall serve as the Company’s President and Chief Executive Officer, and shall report directly to the Board of Directors of the Company (the “Board”). Executive’s duties and responsibilities as the President and Chief Executive Officer of the Company shall include those normally associated with such positions, and such additional duties as from time to time may be assigned to Executive by the Board. Executive shall perform such duties and responsibilities diligently and efficiently and in accordance with the reasonable directions of the Board. Effective as of the Effective Date, Executive shall also be appointed as a member of the Board. During the Term,

Executive shall devote all of Executive’s business time, attention, and energies to the Company, shall act at all times in the best interests of the Company, and except with the written consent of the Board (which consent shall not be unreasonably withheld), shall not during the Term be engaged in any other business activity (including, without limitation, serving on the Board of any other business), whether or not such business is pursued for gain, profit, or other pecuniary advantage. Executive shall be subject to, and abide by, the policies and procedures of the Company as generally in effect from time to time. Executive shall not take any actions, or make any statements, that reflect, or are reasonably likely to reflect, negatively on the Company or its directors, officers, shareholders, members, managers or partners (as the case may be) or the businesses of the Company. During the Term, Executive’s principal place of employment with the Company shall be the Company’s headquarters in Brea, California; provided, that Executive understands and agrees that Executive may be required to travel from time to time for business purposes, subject to the Company’s applicable travel policy.
3.     Compensation.
(a)    Base Salary. During the Term, the Company shall pay Executive a base salary at an annual rate of $1,100,000, less applicable statutory deductions and tax withholdings as required by applicable law (the “Base Salary”). Executive’s Base Salary shall be paid in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). The Compensation Committee of the Board (the “Committee”), in its sole discretion, shall annually review the Base Salary, which may be subject to increases or decreases.
(b)    Annual Bonus. For each complete fiscal year during the Term, Executive will be eligible to receive an annual cash bonus pursuant to the Company’s Incentive Compensation Plan (the “ICP”), based upon the achievement of certain performance targets established by the Committee, with an annual target bonus opportunity equal to one-hundred and fifty percent (150%) of Executive’s Base Salary and up to a maximum of three-hundred percent (300%) of Executive’s Base Salary. Notwithstanding the foregoing, for fiscal year 2024, Executive shall be eligible to receive a prorated annual cash bonus pursuant to the ICP, with such bonus equal to the product of (i) the actual amount of annual bonus that Executive would have earned if Executive had been employed by the Company for all of fiscal year 2024, based upon the actual degree of achievement of the applicable 2024 performance targets previously established by the Committee for the Company’s named executive officers with respect to fiscal year 2024, and (ii) a fraction, the numerator of which is the number of calendar days Executive was employed by the Company during fiscal year 2024 and the denominator of which is 366. Any such annual cash bonus shall be payable to Executive by March 15 of the calendar year immediately following the end of the year to which such bonus relates, subject to Executive’s continued employment with the Company through the applicable payment date.
(c)    Long-Term Incentive Compensation. During the Term, Executive shall be eligible to receive long-term incentive awards under the Envista Holdings Corporation 2019 Omnibus Incentive Plan, as it may be amended, restated or otherwise modified from time to time (the “Incentive Plan”). Any such awards granted to Executive under the Incentive Plan shall be in such amounts and on such terms and conditions as the Board (or a committee thereof) will determine from time to time, taking into account Executive’s position and performance, and will be subject to and governed by the terms and conditions of the Incentive Plan and the applicable award agreements evidencing such awards. Subject to Executive’s commencement of employment with the Company on the Effective Date as contemplated herein, and subject to approval by the Board (or a committee thereof), Executive shall be granted an equity award on or promptly following the Effective Date in respect of the full fiscal year 2024 valued at approximately $6,500,000, calculated in the same manner as the equity awards granted to the Company’s named executive officers in early fiscal year 2024, comprised of: (i) sixty percent (60%) performance-based restricted stock units; (ii) twenty percent (20%) time-based restricted stock units (“RSUs”); and (iii) twenty percent (20%) stock options (“Options”), in each case, (x) subject to terms and conditions that are consistent with the equity awards granted to the Company’s named executive officers in early fiscal year 2024, and (y) subject to and governed by the terms and conditions (including, but not limited to, the applicable vesting and forfeiture terms) set forth in the applicable award agreement and the Incentive Plan.
(d)    Replacement Awards. Subject to Executive’s commencement of employment with the Company on the Effective Date as contemplated herein, Executive will be granted the following replacement awards intended to reimburse Executive for the forfeited cash and equity awards previously granted to Executive by Executive’s former employer (the “Former Employer”):
(i)    A one-time cash award payable on the first payroll following the Effective Date (the “Replacement Cash Award”), subject to Executive’s continued employment with the Company through such payment date. The actual amount of the Replacement Cash Award shall be equal to the product of (x) $1,197,867 and (y) a fraction, the numerator of which is the number of calendar days Executive was employed by the Former Employer during the Former Employer’s 2024 fiscal year and the denominator of which is 366. Notwithstanding the foregoing, in the event that Executive’s employment with the Company is terminated by the Company for Cause or by Executive without Good Reason (each as defined in the Severance Plan (as defined below)), in each case, during the twelve (12)-month period following the Effective Date, Executive shall be required to repay to the Company an amount in cash equal to the after-tax value of the aggregate Replacement Cash Award within thirty (30) days following the Termination Date.

(ii)    A one-time equity award to be granted to Executive on or promptly following the Effective Date, subject to approval by the Board (or a committee thereof), valued at approximately $11,000,000, calculated in the same manner as the equity awards granted to the Company’s named executive officers in early fiscal year 2024, comprised of: (A) fifty percent (50%) RSUs; and (B) fifty percent (50%) Options (the “Replacement Equity Award”). The Replacement Equity Award shall vest in equal installments on each of November 1, 2024, November 1, 2025 and November 1, 2026, subject to Executive’s continued employment with the Company through each applicable vesting date, and shall be subject to and governed by the terms and conditions set forth in the applicable award agreement and the Incentive Plan. Notwithstanding anything to the contrary set forth herein, in the Incentive Plan or in the applicable award agreement, in the event that, during the Term, Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, any unvested portion of the Replacement Equity Award shall immediately vest in full as of the Termination Date.

(e)        Benefits. During the Term, Executive shall be eligible to participate in all employee benefit plans and programs offered by the Company to other similarly situated Company executives (including, without limitation, medical, dental, vision, AD&D and life insurance plans and 401(k) plans, and to the extent applicable, the Envista Holdings Corporation Excess Contribution Program and the Envista Holdings Corporation Deferred Compensation Plan), in accordance with the terms of those plans and programs. For the avoidance of doubt, the Company shall have the right to terminate, amend or modify any such plan or program at any time.
(f)        Vacation. During the Term, Executive shall be entitled to paid vacation time pursuant to the Company’s paid time off policies and procedures applicable to other similarly situated Company executives (which the Company shall have the right to amend at any time). Executive shall take the needs of the business into account when scheduling and taking paid time off.
(g)    Business Expenses. Subject to Section 9 hereof, the Company shall reimburse Executive for Executive’s reasonable and documented out-of-pocket business- related expenses actually incurred in the performance of Executive’s duties under this Agreement, so long as such expenses are consistent with the Company’s applicable expense policy as in effect from time to time, and Executive’s timely submission of all documentation for such expenses, as required by such policy.
(h)    Relocation Expenses. Unless otherwise mutually agreed to in writing between Executive and the Company, Executive hereby acknowledges and agrees to relocate to Orange County, California within the sixty (60)-day period following the Effective Date. Subject to the presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Company shall reimburse Executive for reasonable relocation expenses actually incurred by Executive in connection with Executive’s relocation to Orange County, California, up to an aggregate amount of $650,000 (the “Relocation Expenses”). Executive shall also receive a tax gross-up in respect of any amounts paid to Executive as Relocation Expenses. Notwithstanding the foregoing or anything to the contrary set forth herein, in the event that (i) Executive’s employment with the Company is terminated by the Company for Cause or by Executive without Good Reason, in each case, during the twelve (12)-month period following the Effective Date, or (ii) Executive fails to relocate to Orange County, California within sixty (60) days following the Effective Date, Executive shall be required to repay to the Company an amount in cash equal to the after-tax value of the aggregate Relocation Expenses previously paid to Executive within thirty (30) days following the Termination Date or the expiration of such sixty (60)-day period, as applicable.
(i)    Tax and Financial Planning Expenses. Subject to the presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Company shall reimburse Executive for reasonable tax and financial planning expenses actually incurred by Executive during the first three (3) complete calendar years during the Term, up to an amount of $15,000 per year. The Company may determine, subject to approval by the Board (or a committee thereof), to provide such tax and financial planning expense reimbursements to Executive for additional years following the first three (3) complete calendar years during the Term, up to an amount of $15,000 per each such additional year.
(j)    Attorney Fees. Subject to the presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Company shall reimburse Executive for any reasonable attorney’s fees and expenses actually incurred in connection with Executive’s counsel’s review and negotiation of this Agreement, up to an aggregate amount of $30,000.

4.        Termination.

(a)    Rights and Duties. If Executive’s employment with the Company is terminated for any reason or no reason, the Company and Executive shall have no further obligations to each other, except for the Company’s payment obligations under this Section 4 and Executive’s obligations pursuant to the Restrictive Covenant Agreement, or as may otherwise be set forth in any written agreement which Executive enters into with the Company following the Effective Date (including, for the avoidance of doubt, any applicable award agreements).
(b)    Termination Events and Accrued Obligations. Executive’s employment with the Company may terminate (i) by mutual agreement of the Company and Executive, (ii) due to Executive’s death or Permanent Disability (as defined in the Severance Plan), (iii) by the Company with or without Cause, (iv) by Executive without Good Reason upon at least sixty (60) days’ prior notice, or (v) by Executive for Good Reason in accordance with the applicable terms and conditions set forth in the Severance Plan. Upon termination of Executive’s employment with the Company for any of the foregoing reasons, the Company shall have the following obligations to Executive: (A) the payment of any unpaid Base Salary through the Termination Date, (B) the payment of unused vacation time accrued through the Termination Date pursuant to Section 3(f) hereof, and (C) reimbursement of unpaid expenses incurred through the Termination Date in accordance with Section 3(g) hereof.
(c)    Severance Plan. During the Term, Executive shall be eligible to participate in the Envista Holdings Corporation Severance and Change in Control Plan for Officers, as it may be amended from time to time (the “Severance Plan”). In the event that Executive incurs a qualifying termination of employment with the Company during the Term and is determined to be eligible to receive Severance Benefits (as defined in the Severance Plan) under the Severance Plan, Executive shall receive the applicable severance benefits set forth in the Severance Plan, subject to, and in accordance with, the terms and conditions set forth in the Severance Plan, including without limitation, the execution and non-revocation of a general release of claims in favor of the Company, its subsidiaries and affiliates and their respective shareholders, officers, directors, employees, and agents in accordance with the applicable terms and conditions set forth in the Severance Plan.
5.    Restrictive Covenants. As a condition of entering into this Agreement and in consideration of Executive’s employment with the Company, Executive agrees to enter into and be bound by the terms and conditions of the Agreement Regarding Fair Competition and Protection of Proprietary Interests attached hereto as Exhibit A (the “Restrictive Covenant Agreement”), which is hereby incorporated herein by reference. The provisions of the Restrictive Covenant Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder. Executive acknowledges and agrees that the terms and conditions set forth in the Restrictive Covenant Agreement are material terms of Executive’s employment relationship with the Company, and that the Company would not employ Executive but for Executive’s compliance with the terms and conditions set forth in the Restrictive Covenant Agreement.
6.    Controlling Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Delaware without reference to its choice of law rules. Each party hereto irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the federal and state courts in Delaware for any action, dispute, suit or proceeding arising out of or relating to this Agreement (and each party irrevocably and unconditionally agrees not to commence any such action, dispute, suit or proceeding except in such courts); (b) waives any objection to the laying of venue of any such action, dispute, suit or proceeding in any such courts; and (c) waives and agrees not to plead or claim that any such action, dispute, suit or proceeding brought in any such court has been brought in an inconvenient forum. Executive acknowledges and agrees that Executive was represented by counsel in connection with the negotiation of this Agreement. Executive acknowledges and agrees that, pursuant to Section 925 of the California Labor Code, (i) Executive has waived the application of California law to this Agreement and any disputes under this Agreement, (ii) Executive has waived any right to have any disputes under this Agreement adjudicated in California, and (iii) Executive acknowledges and agrees that any disputes under this Agreement shall not be deemed to be a controversy arising in California.
7.    Successors. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and Executive’s estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which Executive participates. Without Executive’s consent, the Company may assign this Agreement to any successor (if such successor agrees to be bound by this Agreement), after which any reference to the “Company” in this Agreement shall be deemed to be a reference to the successor, and the Company thereafter shall have no further primary, secondary or other responsibilities or liabilities under this Agreement of any kind.
8.    Taxes. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, Executive agrees to indemnify the Company for any taxes of Executive that should have been withheld.
9.    Section 409A. Notwithstanding any provision of this Agreement to the contrary,
(i)    All provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), or an exemption therefrom and shall be construed and administered in accordance with such intent. In no event whatsoever will the Company or any of its subsidiaries or affiliates be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.
(ii)    A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit will not be made or provided until the date that is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 9 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder will be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)    For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement is treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company.
(v)    Notwithstanding any provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
10.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
11.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.
12.    Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
13.    Subsidiaries and Affiliates. As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the Company or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the Company or other business entity or person in question.
14.    Entire Agreement. This Agreement, together with the Restrictive Covenant Agreement, the Incentive Plan and the applicable award agreements (each of which are hereby incorporated herein by reference), contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, for the sake of clarity, the restrictive covenants contained in the Restrictive Covenant Agreement are in addition to, and not in lieu of, any other restrictive covenant obligations Executive has to the Company.

15.    Former Employers. Executive is not subject to any employment, confidentiality, or other agreement or restriction that would prevent Executive from fully satisfying Executive’s duties under this Agreement or that would be violated if Executive did so. Without the Company’s prior written approval, Executive shall not: (a) disclose proprietary information belonging to a former employer or other entity without such employer’s or other entity’s written permission; (b) contact any former employer’s customers or employees to solicit their business or employment on behalf of the Company; or (c) distribute announcements about or otherwise publicize Executive’s employment with the Company. Executive shall indemnify and hold the Company harmless from and against any and all claims and liabilities, including, without limitation, reasonable attorneys’ fees and other litigation expenses, that the Company may incur because Executive is alleged to have violated, or has violated, any of the covenants set forth in this Section 15 or improperly revealed or used such proprietary information or to have threatened to do so, or if a former employer challenges Executive’s entering into this Agreement or rendering services pursuant hereto.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

Executive acknowledges and agrees that all understandings and agreements between the Company and Executive relating to the subjects covered in this Agreement are contained herein and that Executive has entered into this Agreement voluntarily and not in reliance on any promises or representations by the Company other than those contained in this Agreement.

Executive further acknowledges and agrees that Executive has carefully read this Agreement, that Executive understands all of it, and that Executive was represented by legal counsel in the negotiation of this Agreement and has had the opportunity to confer with Executive’s legal counsel to the extent Executive wished to do so.

ENVISTA HOLDINGS CORPORATION

By:	/s/ Mark Nance
Name:	Mark Nance
Title:	Senior Vice President, General Counsel

EXECUTIVE

/s/ Paul Keel
By:	Paul Keel

[Signature Page to Employment Agreement]

EXHIBIT A

ENVISTA HOLDINGS CORPORATION AND ITS AFFILIATED ENTITIES
AGREEMENT REGARDING FAIR COMPETITION AND
PROTECTION OF PROPRIETARY INTERESTS
I understand that I am or will be employed by Envista Holdings Corporation, a Delaware corporation, or one of its subsidiaries or affiliated entities (the “Company”). This Agreement Regarding Fair Competition and Protection of Proprietary Interests (“Agreement”) is between me, the undersigned employee, and the Company. In consideration of (i) my employment or continued employment; (ii) the promise to provide me Confidential Information as described below; (iii) the ability to participate in Company-sponsored programs or plans; and/or (iv) other good and valuable consideration provided to me, I agree to the following restrictions, which I acknowledge are reasonable and necessary to protect the Company’s legitimate business interests.
1.Definitions. For the purposes of this Agreement, the following terms shall have the following meanings, except as otherwise set forth in Section 28 of this Agreement.
(a)“Competing Products” means (i) products or services similar to or competitive with the products or services sold by the Company for which I had any responsibility during the Pre-Termination Period and (ii) products or services similar to or competitive with any prospective product or service the Company took steps to develop and for which I had any responsibility during the Pre-Termination Period.
(b)“Confidential Information” means any information (in whatever form and whether or not recorded in any media and whether or not it constitutes a Trade Secret) which is not generally known to the public, and which (a) is generated or collected by or utilized in the operations of the Company and relates to the actual or anticipated business or research of the Company or the Company’s actual or prospective vendors or customers; or (b) is suggested by or results from any task assigned to me by the Company or work performed by me for or on behalf of the Company or any customer of the Company. Confidential Information shall not be considered generally known to the public if revealed improperly to the public by me or others without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to, customer and supplier identification and contacts, information about customers, Voice of the Customer data, reports or analyses, business relationships, contract terms, pricing, price lists, pricing formulas, margins, business plans, projections, prospects, opportunities or strategies, acquisitions, divestitures or mergers, marketing plans, prospective advertising or advertising or promotion plans, financial data (including but not limited to the revenues, costs, or profits associated with any products or services), business and customer strategy, techniques, formulations, technical information, technical know-how, formulae, production information, inventions, invention disclosures, discoveries, drawings, invention methods, systems, information regarding all or any portion of the Envista Business System, lease structure, processes, designs, plans, architecture, prototypes, models, software, source code, object code, solutions, talent reviews and organizational plans, research, copyrights, patent applications, and plans or proposals related to the foregoing.
(c)“Development” means any idea, formula, invention, discovery, design, drawing, process, method, technique, device, improvement, computer program and related documentation, whether patentable or non-patentable, technical and non-technical data, work of authorship, Trade Secret, copyright, trademark, service mark, trademark registration, application for trademark registration, and patent or patent application.
(d)“Pre-Termination Period” means the 24 months preceding the termination of my employment or relationship with the Company.

(e)“Restricted Customer” means a customer or potential customer of the Company (i) with whom I dealt on behalf of the Company during the Pre-Termination Period; (ii) whose dealings with the Company I coordinated or supervised during the Pre-Termination Period; (iii) about whom I obtained Confidential Information during the Pre-Termination Period; or (iv) who received products or services that resulted in compensation, commissions, or earnings for me during the Pre-Termination Period.
(f)“Restricted Period” means the period of time during my employment or relationship with the Company and for a period of 12 months thereafter.
(g)“Restricted Person” means an employee or independent contractor of the Company, or any person who was an employee or independent contractor of the Company during the six months preceding the termination of my employment or relationship with the Company, who possesses or had access to Confidential Information of the Company.
(h)“Restricted Territory” means any state, province, or territory within the United States of America or Canada (i) in which I performed services for the Company during the Pre-Termination Period; (ii) over which I had sales or management responsibilities for the Company during the Pre-Termination Period; (iii) in which the Company employed or engaged personnel I directly or indirectly supervised or managed during the Pre-Termination Period; (iv) in which the Company produced, provided, marketed or sold products that I participated in researching, developing or manufacturing during the Pre-Termination Period; or (v) about which I had access to Confidential Information during the Pre-Termination Period.
(i)“Trade Secret” means information qualifying for legal protection under the Defend Trade Secrets Act, any applicable version of the Uniform Trade Secrets Act, or other applicable law.
2.Best Efforts. I agree that during my employment or relationship with the Company, I will devote my best efforts to the performance of my duties and the advancement of the Company and shall not engage in any other employment, profitable activities, or other pursuits which would cause me to disclose or utilize the Company’s Confidential Information or would constitute a conflict of interest. This obligation shall include, but is not limited to, obtaining the Company’s consent prior to performing tasks for customers of the Company outside of my customary duties for the Company and prior to giving speeches or writing articles, blogs, or posts about the business of the Company, refraining from improperly using the name of the Company, and refraining from identifying my association or position with the Company in a manner that reflects unfavorably upon the Company. I further agree that I will not use, incorporate, or otherwise create any business entity or organization or domain name using any name confusingly similar to the name of the Company or any other name under which the Company does business.
3.Protection of Confidential Information. From the inception of this Agreement and continuing on an ongoing basis during my employment or other relationship with the Company, the Company will provide me with new Confidential Information to which I have not previously had access and of which I currently do not have knowledge. In turn, I promise that, at all times during and after the termination of my employment or relationship with the Company, I will not, without the Company’s prior written permission, directly or indirectly for any purpose other than performance of my duties for the Company or as set forth in Section 10 below, utilize or disclose to anyone outside of the Company any Confidential Information, or any information received by the Company in confidence from or about third parties, as long as such matters remain Trade Secrets or confidential.
4.Return of Property and Copying. I agree that all tangible materials (whether originals or duplicates), including but not limited to, notebooks, computers, files, reports, proposals, price lists, lists of actual or potential customers or suppliers, talent lists, formulae, prototypes, tools, equipment, models, specifications, technical data, methodologies, research results, test results, financial data, contracts, agreements, correspondence, documents, computer disks, software, computer printouts, information stored electronically, memoranda, and notes, in my possession or control which in any way relate to the Company’s business and which are furnished to me by or on behalf of the Company or which are prepared, compiled or acquired by me while working with or employed by the Company shall be the sole property of the Company. I will at any time upon the request of the Company and in any event promptly upon termination of my employment or relationship with the Company, but in any event no later than two (2) business days after such termination, deliver all such materials to the Company and will not retain any originals or copies of such materials, whether in hard copy form or as computerized and/or electronic records. Without limiting the foregoing, I further agree that, upon the Company’s request at any time, I will provide to the Company all electronic devices, including computers and computer equipment, mobile devices, external storage devices, smart phones, tablets, and USB devices, that are in my possession, custody, or control and that were used to access company resources, along with all passwords needed to access such devices. I further agree that the Company may copy and retain such devices and review the contents to ensure that I have not kept copies of any Company information or to otherwise comply with the Company’s legal obligations. Except to the extent approved by the Company or required by my bona fide job duties for the Company, I also agree that I will not copy or remove from the Company’s place of business, or the place of business of a customer of the Company, property or information belonging to the Company or the customer or entrusted to the Company or the customer. In addition, I agree that I will not provide any such materials to any competitor of or entity seeking to compete with the Company unless specifically approved in writing by the Company.
5.Ensuring Fair Competition. Without limiting my obligations under Section 2 of this Agreement, I agree that, during the Restricted Period, I will not directly or indirectly, on behalf of myself or in conjunction with any other person, company, or entity: (a) own or control any company or entity (other than less than 3% ownership in a publicly traded company) that sells Competing Products in the Restricted Territory; or (b) work in the Restricted Territory for any person, company, or entity that sells Competing Products in any role that involves: (i) selling, or assisting others in selling, Competing Products; (ii) developing or implementing strategies to compete with the Company with respect to Competing Products; (iii) directly or indirectly supervising or managing employees or other personnel who compete with the Company with respect to Competing Products; (iv) participating in the planning, research, or developing of Competing Products; (v) utilizing or disclosing Confidential Information; or (vi) engaging in duties or responsibilities that are related to Competing Products and that are similar to those I performed for the Company during the Pre-Termination Period.
6.Protecting Customer Relationships. Without limiting my obligations under Sections 2 and 5 of this Agreement, I agree that, during the Restricted Period, I will not directly or indirectly, on behalf of myself or in conjunction with any other person, company, or entity: (a) solicit or participate in soliciting any Restricted Customer for Competing Products; or (b) offer, provide, or sell or participate in offering, providing, or selling Competing Products to a Restricted Customer.
7.Protecting Employee and Contractor Relationships. Without limiting my obligations under Sections 2 and 5 of this Agreement, I agree that, during the Restricted Period, I will not directly or indirectly, on behalf of myself or in conjunction with any other person, company or entity: (a) solicit or recruit any Restricted Person to obtain employment with a person, company, or entity that sells Competing Products in the Restricted Territory; (b) hire or attempt to hire a Restricted Person for a person, company, or entity that sells Competing Products in the Restricted Territory; (c) interfere with the performance by any such persons of their duties for the Company; or (d) communicate with any Restricted Person for the purposes described in Section 7(a), (b), or (c).
8.Protecting Vendor Relationships. Without limiting my obligations under Sections 2 and 5 of this Agreement, I agree that, during the Restricted Period, I will not directly or indirectly, on behalf of myself or in conjunction with any other person, company, or entity interfere with or assist any third party in interfering with, the relationship of the Company with any vendor utilized by the Company at any time during the Pre-Termination Period.
9.Truthful Representations. I agree that during and after my employment, or other relationship with the Company, I will not make any knowingly false, malicious, defamatory or public disparaging statement(s) about the Company to other employees, customers, vendors or any other third party.

10.No Limitations on Protected Activities. The provisions in this Agreement do not prohibit me from reporting violations of federal, state, or local law or regulation to any governmental agency; from providing truthful information in good faith to any federal, state, or local governmental agency, legislative body, or official investigating an alleged violation of federal, state, or local law or regulation; from discussing or disclosing information about unlawful acts in the workplace or at Company-sponsored activities, such as harassment, discrimination, retaliation, wage and hour violations, sexual assault, violations of public policy, an unfair labor practice, or any other conduct that I have reason to believe is unlawful; or from making other disclosures that are protected under applicable law, including, without limitation, under the National Labor Relations Act, the Defend Trade Secrets Act, and any rule or regulation promulgated by the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), the Equal Employment Opportunity Commission (EEOC), or any other federal, state, or local government agency. I acknowledge that this Agreement does not require me to notify the Company regarding any such reporting, disclosure, or cooperation with the government. I also acknowledge that I have been notified in accordance with the Defend Trade Secrets Act of 2016 that I will not be held criminally or civilly liable under any federal or state Trade Secret law for the disclosure of a Trade Secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. I further acknowledge that I have been notified that if I file a lawsuit for retaliation against the Company for reporting a suspected violation of law, I may disclose the Company’s Trade Secrets to my attorney and use the Trade Secret information related to that suspected violation of law in the court proceeding if I: (a) file any document containing the Trade Secret under seal; and (b) do not disclose the Trade Secret, except pursuant to court order.
11.Certification. I agree not to disclose to the Company, or use in my work for the Company, any confidential information and/or Trade Secrets belonging to others, including without limitation, my prior employers, or any prior inventions made by me and which the Company is not otherwise legally entitled to learn of or use. Furthermore, by executing this Agreement, I certify that I am not subject to any restrictive covenants and/or obligations that would prevent me from fully performing my duties for the Company. I also agree that after my employment or relationship with the Company terminates, the Company may contact any employer or prospective employer of mine to inform them of my obligations under this Agreement, and that, for a period of one (1) year after my employment or relationship with the Company terminates, I shall affirmatively provide this Agreement to all subsequent employers.
12.Ownership and Disclosure of Developments. I understand and agree that all Developments which I may solely or jointly conceive, write, or acquire in whole or in part during the period I am employed by or working for the Company and which relate in any way to the actual or anticipated business or research of the Company, or which are suggested by or result from any task assigned to me or work performed by me for or on behalf of the Company, whether or not such Developments are made, conceived, written, or acquired during normal hours of work or using the Company’s facilities, and whether or not such Developments are patentable, copyrightable, or susceptible to other forms of protection, are and shall be the exclusive property of the Company. I agree that I will promptly disclose any such Developments to the management of the Company, including by following the Company’s policies and procedures in place from time to time for that purpose. In addition, I agree that all such Developments shall constitute work-made-for-hire, the ownership of which is automatically vested in the Company, and that, to the extent ownership of any portion of any such Development is not automatically vested exclusively in Company as work-made-for-hire, I hereby assign to the Company my entire right, title, and interest in any such Developments. This assignment does not apply to any Development for which no equipment, supplies, facilities, or Trade Secret or other Confidential Information of the Company was used, and which was developed entirely on my own time unless (a) the Development relates directly: (i) to the actual or anticipated business of the Company or (ii) to the Company’s actual or demonstrably anticipated research; or (b) the Development results from any work performed by me for the Company. In addition, I agree that I will promptly execute any documents or take any actions as may reasonably be requested by the Company for the purpose of vesting, confirming, or securing the Company’s title to the Developments, and I will do anything else reasonably necessary, at the Company’s sole expense, to enable the Company to secure a patent, trademark registration, copyright, or other form of protection thereof in the United States and in other countries, and to pursue or defend against any litigation or other claims, even after the termination of my employment or work relationship with the Company. If the Company is unable, after reasonable effort, to secure my signature or other action, whether because of my physical or mental incapacity or for any other reason, I hereby irrevocably designate and appoint the Company as my duly authorized agent and attorney-in-fact, to act for and on my behalf and stead to execute any such document and take any other such action to secure the Company’s rights and title to the Developments.
13.Prior Developments. I have identified below all Developments in which I have any right, title, or interest, and which were made, conceived or written wholly or in part by me prior to my employment or relationship with the Company and which relate to the actual or anticipated business or research of the Company. I represent and warrant that I am not a party to any agreements which would limit my ability to work for the Company or to assign Developments as provided for in Section 12.

    (attach extra pages if needed)
14.Identification of Third-Party Obligations. I acknowledge that the Company from time to time may have agreements with other persons or with the United States government or agencies thereof, or other governments or governmental agencies, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions that are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.
15.Remedies. In the event of a breach or a threatened breach of this Agreement by me, I acknowledge and agree that the Company will face irreparable injury which would be difficult to calculate in monetary terms and for which damages would be an inadequate remedy. Accordingly, I agree that, in the event of a breach or a threatened breach of this Agreement by me, (a) the Company shall be entitled, in addition to remedies otherwise available at law or in equity, to obtain and enforce immediately temporary restraining orders, preliminary injunctions, and final injunctions without the posting of a bond enjoining such breach or threatened breach, (b) where permitted by applicable law, any time periods for the restrictions set forth in Sections 5, 6, 7, and 8 above will be extended by an amount of time equal to the duration of any time period during which I am in violation of this Agreement, and (c) where permitted by applicable law, the Company shall be entitled to receive and recover from me all of its reasonable attorney’s fees, litigation expenses, and costs incurred as a result of enforcing this Agreement against me.
16.Amendment, Waiver, Severability, and Merger. If I executed other written agreements relating to this subject matter with the Company, and/or if I later enter into other written agreements that contain provisions similar to the provisions contained in this Agreement, all such provisions shall be interpreted to provide the Company with cumulative rights and remedies, and the benefits and protections provided to the Company under each such agreement shall be given full force and effect. This Agreement can be revoked or modified only by a written agreement signed by me and the Company. No waiver of any breach of any provision of this Agreement by the Company shall be effective unless it is in writing, and no waiver shall be construed to be a waiver of any succeeding breach or as a modification of any provision of this Agreement. The provisions of this Agreement shall be severable, and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement, as well as the provisions of my prior agreement with the Company, if any, regarding the same subject matter as that which was found unenforceable herein, shall nevertheless be enforceable and binding on the parties. I also agree that the trier of fact may modify any invalid, overbroad, or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, I acknowledge and agree that I have not, will not, and cannot rely on any representations not expressly made herein. The terms of this Agreement shall not be amended by me or the Company except by the express written consent of the Company and me. The section headings in this Agreement are for convenience of reference and in no way define, limit, or affect the meaning of this Agreement.
17.At-Will Employment Status. I acknowledge and agree that nothing in this Agreement shall be construed or is intended to create a guarantee of employment, express or implied, for any specific period of time. I acknowledge and agree that this Agreement does not require me to continue my employment or relationship with the Company for any particular length of time (unless otherwise agreed to in writing as an independent contractor or consultant) and shall not be construed to require the Company to continue my employment, relationship, or compensation for any particular length of time. I acknowledge and agree that my employment with the Company is on an at-will basis to the full extent permitted by applicable law, which means that the Company and I each have the right to terminate the employment relationship with or without cause or reason, with or without notice or compliance with any procedures. I acknowledge and agree that my knowledge, skills, and abilities are sufficient to enable me, if my employment or relationship with the Company terminates, to earn a satisfactory livelihood without violating this Agreement.
18.Acknowledgment of Obligations. I acknowledge that my obligations under this Agreement are in addition to, and do not limit, any and all obligations concerning the same subject matter arising under any applicable law, including, without limitation, common law duties of loyalty and common law and statutory law relating to Trade Secrets.
19.Obligations Survive Termination. I acknowledge and agree that the restrictions and covenants set forth in this Agreement shall be binding upon me and survive termination of my employment or relationship with the Company regardless of the reason(s) for such termination. I acknowledge and agree that the Company has an important and legitimate business interest that it is seeking to protect with this Agreement, and that enforcement of this Agreement would not interfere with the interests of the public.
20.Cooperation. I agree to cooperate in the truthful and honest prosecution and/or defense of any third party claim in which the Company may have an interest subject to reasonable limitations concerning time and place, which may include without limitation making myself available to participate in any proceeding involving the Company, allowing myself to be interviewed by representatives of the Company, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information.
21.Assignment and Transfer of Employment or Relationship. The rights and/or obligations herein may only be assigned by the Company, may be done without my consent, and shall bind and inure to the benefit of the Company, its successors, and assigns. If the Company makes any assignment of the rights and/or obligations herein or transfers my employment or relationship within the Company, I agree that this Agreement shall remain binding upon me. Notwithstanding the language in this Section 21, in connection with and as a condition of any assignment or transfer of my employment or relationship, the Company, a successor, or assignee of the Company shall have the right to terminate this Agreement and require me to sign a new agreement that contains provisions similar to the provisions contained in this Agreement.
22.Change of Position. I acknowledge and agree that any change in my position or title with the Company shall not cause this Agreement to terminate and shall not affect any change in my obligations under this Agreement.
23.Acceptance. I agree that this Agreement is accepted by me through my original, facsimile, or electronic signature. I further agree that the Company is deemed to have accepted this Agreement as evidenced by my employment or relationship with the Company, the payment of wages or monies to me, the provision of benefits to me, or by executing this Agreement.

24.Binding Effect. This Agreement, and the obligations hereunder, shall be binding upon me and my successors, heirs, executors, and representatives and shall inure to the benefit of the Company, its successors and its assigns.
25.Third Party Beneficiaries. This Agreement is intended to benefit each and every subsidiary, affiliate, or business unit of the Company for which I perform services, for which I have customer contact, or about which I receive Confidential Information and may be enforced by any such entity. I agree and intend to create a direct, consequential benefit to the Company regardless of the Company entity with which I am affiliated on the last day of my employment or relationship with the Company.
26.Governing Law. Where not superseded by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware to the greatest extent allowed by law. The Company and I both consent to personal and subject matter jurisdiction in the state and federal courts in Delaware as the exclusive venues for any dispute regarding this Agreement.
27.Exclusions for Attorneys. If I am an attorney licensed to practice law in any jurisdiction in which the Company conducts business, I understand and agree that nothing in this Agreement shall be construed as a restriction on my ability to practice law or to otherwise impose any obligation on me that would violate the applicable rules of professional conduct of any jurisdiction in which I am so licensed, including: (a) as an employee of a competing organization or (b) as an employee, partner, or shareholder of a law firm that represents clients that compete with the Company. I acknowledge that, as a licensed attorney, I have obligations in addition to those set forth in this Agreement to, among other things, maintain strict confidentiality with respect to information encompassed by the attorney/client privilege or the work product doctrine and that such obligations continue indefinitely after my employment with the Company ends. This Agreement shall be interpreted and construed in accordance with my obligations as a licensed attorney and applicable rules of professional conduct relating to the practice of law, and nothing in this Agreement shall be deemed to expand or contract my ethical and professional duties under those rules.
28.Exceptions and Acknowledgments for Certain States and Territories. If I primarily reside in any of the States or Territories listed below or the majority of my working time for the Company is in any of the States or Territories listed below at the time of my execution of this Agreement (or, if I am a new employee, I will reside in in any of the States or Territories listed below or the majority of my working time for the Company will be in any of the States or Territories listed below when my employment commences), the following exceptions and acknowledgments shall apply:
(a)California. Sections 5, 6, 7, and 8 shall not apply to me after my employment with the Company ends and Section 26 shall be amended such that any references to Delaware shall be replaced with California.
(b)Colorado. The following exceptions and acknowledgments apply to me: (i) Sections 5 and 6 shall be interpreted to apply to the full extent permitted by Colo. Rev. Stat. § 8-2-113 and shall not be interpreted to apply in any manner that would constitute a violation of Colorado law; (ii) the Company provided me with notice of this Agreement before I accepted an offer of employment with the Company (if I am a new employee) or provided me with notice of this Agreement and at least fourteen (14) days to review and sign this Agreement before the effective date of this Agreement or the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for the Agreement (if I am an existing employee); (iii) Section 5 shall not apply to me after my employment with the Company ends unless, at the this Agreement is entered into and the time it is enforced, I earn an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers defined by the Colorado Department of Labor; (iv) Section 6 shall not apply to me after my employment with the Company ends unless, at the time this Agreement is entered into and the time it is enforced, I earn an amount of annualized cash compensation equivalent to or greater than sixty percent (60%) of the threshold amount for highly compensated workers defined by the Colorado Department of Labor; (v) Section 26 shall not apply to me; and (vi) I acknowledge that Sections 5 and 6 contain covenants not to compete that could restrict my options for subsequent employment following my separation from the Company.
(c)District of Columbia. The following exceptions and acknowledgments apply to me: (i) I acknowledge and agree that the Company provided me with at least 14 calendar days to review and sign this Agreement, during which time I had the right to consult with counsel at my sole expense and that voluntarily signing this Agreement before the expiration of fourteen (14) calendar days shall serve as a waiver of the fourteen (14) calendar day review period; (ii) Section 6 shall not apply to me after my employment with the Company ends unless I am a “highly compensated employee” as defined in D.C. Official Code § 32-581.01; and (iii) if I am a “highly compensated employee” as defined in D.C. Official Code § 32-581.01, I acknowledge that the Company has provided me with written notice as follows: “The District of Columbia’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non- Compete Agreements Amendment Act of 2020, under certain conditions. The Company has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).”
(d)Idaho. I acknowledge and agree that the Company considers me to be a “key employee,” as that term is defined in Idaho. Stat. § 44-2702, and that, if I become employed by or affiliated with a competitor of the Company in violation of this Agreement, it is inevitable that I would disclose the Company’s Confidential Information.
(e)Illinois. I acknowledge and agree that the Company provided me with at least 14 calendar days to review and sign this Agreement, during which time I had the right to consult with counsel at my sole expense and that voluntarily signing this Agreement before the expiration of fourteen (14) calendar days shall serve as a waiver of the fourteen (14) calendar day review period. I further acknowledge and agree that Section 5 shall not apply to me unless my annualized rate of earnings exceeds the amount set forth in 820 ILCS 90/10(a) and that Sections 6, 7, and 8 shall not apply to me unless my annualized rate of earnings exceeds the amount set forth in 820 ILCS 90/10(b).
(f)Louisiana. After my employment with the Company ends, Sections 5 and 6 shall apply only in the parishes listed in the Louisiana Employee Addendum attached as Attachment A.
(g)Maine. I acknowledge and agree that the terms of Section 5 of this Agreement do not take effect until after one (1) year of my employment with the Company or a period of six (6) months from the date that I signed this Agreement, whichever is later, and that the Company provided me with at least three (3) days to review and sign this Agreement. I further understand and agree that (i) voluntarily signing this Agreement before the expiration of three (3) days shall serve as a waiver of the three (3) day review period and that (i) Section 5 of this Agreement shall not apply to me if I earn wages at or below 400% of the federal poverty level, as defined in 26 M.R.S.A. § 599-A.
(h)Massachusetts. I acknowledge that the Company provided me with at least ten (10) business days to review and sign this Agreement, during which time I had the right to consult with counsel of my choice at my own expense. I further understand and agree that voluntarily signing this agreement before the expiration of ten (10) business days shall serve as a waiver of the ten (10) day review period.
(i)Minnesota. Section 5 shall not apply to me after my employment with the Company ends and Section 26 shall not apply to me.
(j)Nebraska. Section 5 shall not apply to me after my employment with the Company ends, and, after my employment with the Company ends, the types of customers identified in Sections 1(e) and 6 shall only be a “Restricted Customer” if I did business and had personal contact with the customer during the Pre-Termination Period.

(k)Nevada. Sections 5 and 6 shall not prohibit me from providing service to a former customer of the Company after my employment with the Company ends if I can demonstrate that (i) I did not solicit the former customer, (ii) the customer voluntarily chose to leave and seek services from me, and (iii) I am otherwise complying with the limitations in Sections 5 and 6 other than any limitation on providing services to a former customer who seeks the services of me without any contact instigated by me.
(l)New Hampshire. Section 5 shall not apply to me after my employment with the Company ends if I earn less than two hundred percent (200%) of the federal minimum wage; and, if I am a new employee of the Company, I acknowledge that the Company provided me with a copy of this Agreement prior to or concurrent with making an offer of employment to me.
(m)New York. Section 5 shall not apply to me after my employment with the Company ends.
(n)North Dakota. Section 5 shall not apply to me after my employment with the Company ends and Section 6 shall only apply after my employment with the Company ends if I use or disclose Trade Secrets per N.D. Cent. Code § 9-08-06 to perform the activities prohibited by Section 6.
(o)Oklahoma. Section 5 shall not apply to me after my employment with the Company ends; and after my employment with the Company ends, the types of customers identified in Sections 1(e) and 6 shall only be a “Restricted Customer” if the customer if an established customer of the Company per Okla. Stat. Ann. tit. 15, § 219A, and the phrase “indirectly” in Section 6 shall not apply to me.
(p)Oregon. I acknowledge that (i) if I am a new employee of the Company, the Company notified me at least two weeks before my first day of employment that a noncompetition agreement is required as a condition of employment, and, if I signed this Agreement before the expiration of two weeks, I hereby knowingly and voluntarily waive the two-week consideration period; (ii) if I am an existing employee of the Company, I am entering into this Agreement upon a bona fide advancement by the Company; and (iii) Section 5 shall not apply to me after my employment with the Company ends unless I am an individual engaged in administrative, executive or professional work as described in Ore. Rev. Stat. § 653.020(3) and my annual gross salary and commissions, calculated on an annual basis, at the time that my employment ends, exceeds the amount set forth in Ore. Rev. Stat. § 653.295(1)(e).
(q)Puerto Rico. I acknowledge and agree that a Spanish-language version of this Agreement is available upon request and that, in the event of a conflict between the English- and Spanish-language versions of this Agreement, the English-language version shall control. I further acknowledge and agree that Section 26 shall not apply to me and that Sections 1(e) and 17 shall be replaced with the following provisions:
1.(e)    “Restricted Customer” means a customer or potential customer of the Company with whom I dealt on behalf of the Company during the Pre-Termination Period.
17.    No Right to Continued Employment. I acknowledge and agree that nothing in this Agreement provides me with a right to continued employment for any period of time, nor does this Agreement provide me with any additional rights beyond those provided by applicable law, including, without limitation, Puerto Rico’s Unjust Dismissal Act, Act No. 80 of May 30, 1976.
(r)Texas. I acknowledge that, in exchange for my promises in this Agreement, from the inception of this Agreement and continuing on an ongoing basis during my employment with the Company, the Company promises to provide me with new Confidential Information to which I have not previously had access and of which I do not currently have knowledge and for the sole purpose of performing my job.
(s)Utah. The assignment of Developments in Section 12 shall not apply to any Development that I created entirely on my own time and that was not conceived, developed, reduced to practice or created by me (i) within the scope of my employment for the Company; (ii) on the Company’s time; or

(iii) with the aid, assistance, or use of any of the Company’s property, equipment, facilities, supplies, or resources.
(t)Virginia. I acknowledge that Section 5 shall not apply to me after my employment with the Company ends unless (i) my average weekly earnings, as calculated in Va. Code § 40.1-28.7:8, are equal to or more than the average weekly wage of the Commonwealth as determined pursuant to subsection B of Va. Code §65.2-500 or (ii) my earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses paid to me by the Company.
(u)Washington. Section 5 shall not apply to me after my employment with the Company ends unless my earnings from the Company, when annualized, exceed the amount set forth in RCW 49.62.020 and RCW 49.62.040. In addition, I acknowledge that, if I am a new employee of the Company, the Company disclosed the terms of this Agreement to me in writing no later than the time of my acceptance of an offer of employment with the Company and notified me that, even if this Agreement is deemed to be unenforceable at the time of my hiring, the Agreement may be enforceable against me in the future due to changes in my compensation.
(v)Wisconsin. Section 3 shall remain in effect during my employment with the Company and for 3 years following the termination of my employment with respect to Confidential Information that is not a Trade Secret and, with respect to Trade Secrets, for as long as the information is a Trade Secret. In addition, Section 7 shall be replaced with the following provision:
7.    Protecting Employee and Contractor Relationships. Without limiting my obligations under Sections 2 and 5 of this Agreement, I agree that, during the Restricted Period, I will not directly or indirectly, on behalf of myself or in conjunction with any other person, company or entity: (a) solicit or recruit any Restricted Person to obtain employment with a person, company, or entity that sells Competing Products in the Restricted Territory in a role in which the Restricted Person will perform activities or services similar to the activities or services that the Restricted Person performed for the Company in the Pre-Termination Period, (b) interfere with the performance by any such persons of their duties for the Company; or (c) communicate with any Restricted Person for the purposes described in Section 7(a) and (b).

29.Under Seal. This Agreement is executed under seal.
Agreed to by:

Employee	Envista Holdings Corporation
By:
Employee Signature

Employee's Printed Name	Printed Name and Title

Date:	Date:

ATTACHMENT A
Louisiana Addendum
If I reside in the State of Louisiana or the majority of my working time for the Company is in the State of Louisiana, Sections 5 and 6 shall apply only in the parishes listed below after my employment with the Company ends:
☒ Acadia Parish
☒ Allen Parish
☒ Ascension Parish
☒ Assumption Parish
☒ Avoyelles Parish
☒ Beauregard Parish
☒ Bienville Parish
☒ Bossier Parish
☒ Caddo Parish
☒ Calcasieu Parish
☒ Caldwell Parish
☒ Cameron Parish
☒ Catahoula Parish
☒ Claiborne Parish
☒ Concordia Parish
☒ DeSoto Parish
☒ East Baton Rouge Parish
☒ East Carroll Parish
☒ East Feliciana Parish
☒ Evangeline Parish
☒ Franklin Parish
☒ Grant Parish
☒ Iberia Parish
☒ Iberville Parish
☒ Jackson Parish
☒ Jefferson Parish
☒ Jefferson Davis Parish
☒ Lafayette Parish
☒ Lafourche Parish
☒ LaSalle Parish
☒ Lincoln Parish
☒ Livingston Parish
☒ Madison Parish
☒ Morehouse Parish
☒ Natchitoches Parish
☒ Orleans Parish
☒ Ouachita Parish
☒ Plaquemines Parish
☒ Pointe Coupee Parish
☒ Rapides Parish
☒ Red River Parish
☒ Richland Parish
☒ Sabine Parish
☒ St. Bernard Parish
☒ St. Charles Parish
☒ St. Helena Parish
☒ St. James Parish
☒ St. John Parish
☒ St. Landry Parish
☒ St. Martin Parish
☒ St. Mary Parish
☒ St. Tammany Parish
☒ Tangipahoa Parish
☒ Tensas Parish
☒ Terrebonne Parish
☒ Union Parish
☒ Vermilion Parish
☒ Vernon Parish
☒ Washington Parish
☒ Webster Parish
☒ West Baton Rouge Parish
☒ West Carroll Parish
☒ West Feliciana Parish
☒ Winn Parish